PTS, INC.
A NEVADA CORPORATION

MINUTES OF THE BOARD OF DIRECTORS

December 16. 2007

THE MEETING WAS HELD pursuant to waiver of Notice. Director present in person was PETER CHIN. CEO and Director,

THE BOARD DISCUSSED the following:

Proposal 1: To adopt and ratify an amendment to the 2005 Employee Stock Incentive Plan. Specifically Section 1.3 under Eligibility and Participation The wording of this section shall be amended to include the word "consultants", Whereas, the existing section reads as follows:

1.3 Eligibility and Participation. The Employees eligible under this Plan shall be approved by the Committee from those Employees who, in the opinion of the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting the Employees to whom Award or Stock Options may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

The amended section shall read as follows:

1.3 Eligibility and Participation. The Employees eligible under this Plan shall be approved by the Committee from those Employees***, including consultants,*** who, in the opinion of the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting the Employees to whom Award or Stock Options may he granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

THE FOLLOWING ACTION WAS RESOLVED AND TAKEN: The Officers are empowered and directed to:

To adopt and ratify an amendment to the 2005 Employee Stock Incentive Plan, specifically Section 1.3 under Eligibility and Participation, The wording of this section shall be amended to include the word "consultants", Whereas, the existing section reads as follows:

1.3 Eligibility and Participation, The Employees eligible under this Plan shall be approved by the Committee from those Employees who, in the opinion of' the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting the Employees to whom Award or Stock Options may he granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

The amended section shall read as follows:

1.3 Eligibility and Participation. The Employees eligible under this Plan shall be approved by the Committee from those Employees, ***including consultants***, who, in the opinion of the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting the Employees to whom Award or Stock Options may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

THERE BEING NO FURTHER BUSINESS, the meeting was adjourned, and the Secretary directed to prepare written minutes of the Meeting and obtain the signatures thereto of the Directors present, and then to affix thereto the Corporate Seal.

THE UNDERSIGNED DIRECTOR hereby Acknowledges or Waives Notice of this Meeting and Approves the foregoing Minutes of the Board.

PETER CHIN
CEO & Director